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                                                                      EXHIBIT 15







September 8, 1999


The DII Group, Inc.
6273 Monarch Park Place
Niwot, Colorado



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The DII Group, Inc. and subsidiaries for the periods ended April 4, 1999 and March 29, 1998, as indicated in our report dated May 12, 1999 (September 8, 1999 as to Note 13); because we did not perform an audit, we expressed no opinion on that information. However, such report includes an explanatory paragraph referring to the restatement discussed in Note 13.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 4, 1999, is incorporated by reference in Registration Statement Nos. 33-73556, 33-90572, 33-79940, 333-10999, 333-11001, 333-11005, and 333-11007 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Denver, Colorado